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                                                                    EXHIBIT 99.1

May 13, 2003 08:04

SALTON REPORTS THIRD QUARTER RESULTS

Company Continues to Pursue New Product Initiatives and Significantly Reduces Inventory LAKE FOREST, Ill., May 13 /PRNewswire-FirstCall/ -- Salton, Inc. (NYSE: SFP), announced today its fiscal 2003 results for the third quarter and nine months ended March 29, 2003. The Company reported net sales of $166.4 million, an 11.5% decrease from the same period in 2002. Salton reported a loss of $12.1 million, (or $1.08 per share), compared to net income of $3.9 million, or $0.26 per diluted share for the third quarter of 2002. The decrease in sales was due to weakness in both domestic and international markets as a result of the war in Iraq. The Company's gross margins were approximately $16 million lower than normal levels. The Company estimates that approximately half of this was due to SKU rationalization and inventory reduction initiatives and the other half was a result of price decreases in an effort to gain market share in advance of product cost reductions. For the nine months ended March 29, 2003, the Company reported revenues of $705.7 million, versus $704.9 million for the first nine months of fiscal 2002. Salton generated net income of $16.8 million for the first nine months of the year, or $1.11 per diluted share, a decrease of 48.3% versus $32.5 million, or $2.16 per diluted share for the year earlier period. The fiscal 2003 results include after-tax diluted earnings per share charges, incurred during the first six months of the year, of $0.14 per share. These charges included a $0.6 million charge related to the exit of the Company's Marilyn Monroe product line, a $0.5 million charge associated with consultant fees to complete the Company's ERP conversion and $2.0 million in connection with litigation with Phillips Oral Healthcare, Inc. "Like many other consumer products companies, our results were significantly impacted by the threat of war and the war itself with Iraq," said Leonhard Dreimann, Chief Executive Officer of Salton, Inc. "We experienced a decline in revenue during the quarter, as consumers focused on the war and not on retail activities. As a result, we scaled back our marketing initiatives, particularly in international markets. We believe the progress with the war in Iraq will push consumer spending into more normal patterns and we are positioning Salton to benefit by investing in new products and marketing programs. We expect these programs, centered around better pricing due to a lower acquisition cost structure from suppliers, to enable us to grow market share in the near future." Some of the highlights of the third quarter included:

      * Balance sheet improvement. The Company continues to reduce debt, as total debt, net of cash declined from $434.0 million at the end of June to $351.5 million at the end of the third quarter.

      * Salton reduces inventory to $216.6 million, its lowest level since fiscal 2001.

      * New product initiatives. The Company continues to prepare for the launch of the Melitta One:One(TM)single-cup pod-operated coffee maker and the Westinghouse Unplugged upright vacuum cleaner. Customer reception was very favorable at the Housewares Show and we expect to see promising sales in fiscal year 2004.

      * The Company continues to expand into new markets. Recently it announced that its subsidiary Salton Hong Kong Limited had offered to increase its current 30.8% interest in Amalgamated Appliance Holdings Limited (JSE:
        AMA) ("AMAP") to approximately a 52.0% stake. AMAP manufactures and distributes electronics, appliances and electrical accessories, primarily to the South African market.

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Business Outlook

"Retailers have come through a tough period starting with the uncertainty of last Fall's port lockout, disappointing Holiday sales, high inventories entering January, capped off with the war in Iraq. This negatively impacted the Company's third quarter and has had some impact on the start of the fourth quarter. However, the Company expects the fourth quarter to strengthen into the summer as the domestic and international markets start to settle down from this sequence of very difficult events. Given many of these recent events. it is difficult to provide current guidance. While it is difficult to determine the timing of the benefits of our product cost initiatives, we believe the fourth quarter performance will be better than that of our third quarter."

The Company will host a conference call at 9:15 a.m. today. Leonhard Dreimann, Chief Executive Officer, William Rue, President and Chief Operating Officer and David Mulder, Executive Vice President, Chief Administrative Officer and Senior Financial Officer will host the call. Interested participants should call (800) 472-8309 when calling within the United States or (706) 643-9561 when calling internationally. There will be a playback available until May 16, 2003. To listen to the playback, please call (800) 642-1687 when calling within the United States or (706) 645-9291 when calling internationally. Please use pass code #316001 for the replay.

This call is being webcast and can be accessed at Salton's web site at www.saltonusa.com The conference call can be found under the subheadings, "Stock Quotes" and then "Audio Archives". The webcast can be accessed until June 9, 2003.

Salton, Inc. is a leading domestic designer, marketer and distributor of a broad range of branded, high quality small appliances under well-recognized brand names such as Salton(R), George Foreman(TM), Toastmaster(R), Breadman(R), Juiceman(R), Juicelady(R), Farberware(R), Melitta(R), Russell Hobbs(R), Tower(R), Haden(R) and Westinghouse(R). Salton also designs and markets tabletop products, time products, lighting products and personal care and wellness products under brand names such as Block China(R), Atlantis(R) Crystal, Sasaki(R), Calvin Klein(R), Ingraham(R), Westclox(R), Big Ben(R), Spartus(R), Timex(R) Timers, Stiffel(R), Ultrasonex(TM), Relaxor(R), Carmen(R), Hi-Tech(R), Mountain Breeze(R), Salton(R), Pifco(R), Starck(R) and Andrew Collinge.

Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: the Company's relationship and contractual arrangements with key customers, suppliers and licensors; pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of the Company's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; the Company's degree of leverage; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission Filings.

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SALTON, INC. CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)
                                                  Unaudited
     ASSETS                                         29-Mar            29-Jun
                                                     2003              2002
     Current Assets:
       Cash                                        $58,136           $31,055
       Accounts receivable, net of allowances      189,915           217,468
       Inventories                                 216,583           244,160
       Prepaid expenses and other current assets    20,757            12,889
       Prepaid income taxes                             --             2,781
       Deferred income taxes                         6,715             7,906
         Total current assets                      492,106           516,259

     Net Property, Plant and Equipment              63,480            56,550

     Patents and trademarks                        182,989           182,538
     Cash in escrow for Pifco loan notes             4,975            18,676
     Goodwill                                       30,149            29,976
     Other assets, net                              20,112            21,569
     TOTAL ASSETS                                 $793,811          $825,568

     LIABILITIES AND STOCKHOLDERS' EQUITY
     Current Liabilities:
       Revolving line of credit and
        other current debt                        $121,538          $150,101
       Accounts payable                             34,977            25,364
       Accrued expenses                             58,288            60,994
       Income taxes payable                          3,638                --
       Foreman guarantee                                --             1,393
         Total current liabilities                 218,441           237,852

     Non-current deferred tax liability              1,118             1,076
     Senior subordinated notes due 2005            125,000           125,000
     Senior subordinated notes due 2008,
      including an adjustment of $12,706 and
      $8,384 to the carrying value related to
      interest rate swap agreements, respectively  161,459           156,954
     Loan notes to Pifco shareholders                   --             4,908
     Other notes payable and long-term liabilities  19,189            54,742
         Total liabilities                         525,207           580,532

     Stockholders' Equity:
         Total stockholders' equity                268,604           245,036
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $793,811          $825,568


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                                 SALTON, INC.
                            STATEMENTS OF OPERATIONS
                                  Unaudited
                  (Dollars in Thousands, Except Share Data)

                                      Qtrs Ended             Year to Date
                                  3/29/03     3/30/02     3/29/03     3/30/02

    Net sales                    $166,364    $188,095    $705,668    $704,934
    Cost of goods sold            115,688     106,579     446,151     410,005
    Distribution expenses          13,335      14,723      44,460      46,499
    Gross profit                   37,341      66,793     215,057     248,430
    Selling, general and
     administrative expenses       46,673      50,135     160,990     163,016
    Impairment loss on
     intangible asset                   0           0         800           0
    Operating income               (9,332)     16,658      53,267      85,414
    Interest expense               10,012      10,413      30,646      33,851
    Change in accounting
     principle
    Fair market value
     adjustment on derivatives     (1,516)          0      (2,258)          0
    Income before income taxes    (17,828)      6,245      24,879      51,563
    Income taxes                   (5,753)      2,312       8,084      19,079
    Net income                   $(12,075)     $3,933     $16,795     $32,484

    Weighted average common
     shares outstanding        11,182,348  10,987,162  11,141,321  11,009,988

    Weighted average common
     and common equivalent
     shares outstanding        11,182,348  15,101,200  15,100,023  15,023,872

    Net income per common share:
        Basic                      ($1.08)      $0.36       $1.51       $2.95
    Net income per common share:
        Diluted                    ($1.08)      $0.26       $1.11       $2.16
SOURCE Salton, Inc.
/CONTACT: David Mulder, Executive Vice President, Chief Administrative Officer, Senior Financial Officer of Salton, +1-847-803-4600; or Investor Relations - Mathew Henderson of CEOcast, Inc., +1-212-732-4300, for Salton/ /Web site: http://www.saltoninc.com /
(SFP)